Exhibit 10.2

March 14, 2025

Dawn C. Bir

Re: Employment Terms

Dear Dawn:

On behalf of Geron Corporation (“Geron” or the “Company”), I am pleased to extend you an offer of employment as Interim President and Chief Executive Officer commencing on March 17, 2025 (the “Start Date”), pursuant to the following terms.

You will report to the Board of Directors (the “Board”). Your employment with the Company is temporary and will continue through the date that a permanent President and Chief Executive Officer commences employment, which will be your employment termination date, unless your employment is terminated earlier by you or the Company or unless you and the Company mutually agree, in writing, to extend your role past such date. This is a full-time position, and your primary work location will be your home office located in Texas, provided that it is the Company’s expectation that you will periodically work from the Company’s offices in Parsippany, New Jersey and Foster City, California, and engage in business travel as necessary. Geron may change your work location in its discretion as the Company’s needs require.

Your annual salary will be $750,000 on an annualized basis, which will be paid on a semi-monthly basis, less applicable taxes and withholdings.  Your position has been classified as exempt, which means you will be paid your fixed salary for all hours worked and are not eligible for overtime.

Because you are serving in an interim capacity, you will not be eligible to participate in the Company’s incentive bonus program.

Subject to approval by the Company’s Compensation Committee of the Board, and consistent with the equity grant you would have received under the Company’s Non-Employee Director Compensation Policy, we will grant you a non-statutory stock option to purchase one hundred eighty thousand (180,000) shares of Geron common stock (the “Option”) on the date of the Company’s 2025 Annual Meeting of Stockholders, which is scheduled for May 21, 2025, at an exercise price equal to the fair market value of Geron common stock, as reported by the Nasdaq Stock Market as of the date the Option is granted. If granted, the Option will vest and become exercisable on the earlier of the first anniversary of the Option grant date and the next annual meeting of the Company’s stockholders following the Option grant date, subject to your continuing to provide services to the Company through each vesting date as either an employee, consultant, or director. The Option will be granted under the Company’s 2018 Equity Incentive Plan, as amended, and shall be subject to, and governed by, the terms of such equity plan and the stock option agreement to be entered into between you and the Company and will be subject to acceleration as set forth in the Company’s Non-Employee Director Compensation Policy.

As a full-time employee, you will be eligible to participate in the Company’s comprehensive benefit program, pursuant to plan terms and conditions.  Plan choices include, but are not limited to, medical, dental, vision, life insurance, flexible spending accounts, and disability insurance.  Specific plan details are provided in the respective Summary Plan Descriptions for each line of coverage, available for your review.  Eligibility for these benefits is effective the first day of the month following your date of hire.  If your date of hire is on the first day of the month, eligibility for these benefits is effective on your date of hire.  You may also sign up to participate in our 401(k) Retirement Savings Plan and Employee Stock Purchase Plan.  Geron may modify or terminate its benefit plans at its discretion.

Geron provides full-time employees with a generous time off program that includes vacation, sick, holiday, and paid leave for certain life events. You will be eligible to accrue 160 hours of vacation during each full year of employment. In your first year of employment, your vacation accrual will be prorated based on your Start Date. The Company also provides nine (9) standard paid holidays and paid time off between Christmas and New Year’s Day, unless individuals are required by job function to work during this time. Geron may modify or terminate its time off program at its discretion.

As a Geron employee, you will be expected to abide by the Company’s rules and policies and acknowledge in writing that you have read and will comply with Geron’s Employee Handbook, called “the Compass”. As a condition of employment, you must sign and comply with the enclosed Proprietary Information and Inventions Agreement (“PIIA”). Please sign page 7 and Exhibit A of the PIIA and return the entire agreement with this letter.

You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address, telephone number, date of birth, social security number, salary, nationality, and job title (collectively, “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” within the meaning of applicable local law. Such data include, but are not limited to, Personal Data and any changes thereto, and other appropriate personal and financial data about you. The Company’s lawful basis for processing Personal Data and Sensitive Personal Data include fulfilling its role as an employer, compliance with law, and legitimate business interest. You hereby provide express consent to the Company to process such Personal Data and Sensitive Personal Data and to transfer any such Personal Data and Sensitive Personal Data to any third parties outside the country in which you are employed or retained, for purposes of administrating and managing your employment relationship with the Company. You may, at any time, review your Personal Data, request any necessary corrections to it, or withdraw your consent in writing by contacting the Company; however, withdrawal of your consent may affect your employment with the Company.

Without the prior written consent of the Board, you agree that you will not, during the term of your employment with Geron, engage in any other employment, occupation, or business enterprise, except for (a) any employment, occupation, or business enterprise in which you are a passive investor, (b) continued service on boards of directors of companies for whom you are a director as of the date hereof; and/or (c) civic and not-for-profit activities, in each case so long as such activities do not materially interfere with your duties hereunder. You also agree that during the term of your employment by the Company, you will not directly or indirectly engage in, become financially interested in, be employed by, or have any business connection with any other person, corporation, firm, partnership, or other entity known by you to compete with the Company, except as a passive investor, so long as your direct holdings do not in the aggregate constitute more than 1% of the voting stock of any such corporation. While employed by the Company, and for one (1) year immediately following the date on which you terminate employment or otherwise cease providing services to the Company, you agree not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company to terminate such employee’s employment in order to become an employee, consultant, or independent contractor to or for any competitor of the Company. The foregoing sentence will survive termination of your employment with the Company.

Further, you certify that you have never been: (a) debarred by any relevant authorities, pursuant to any applicable law, including, but not limited to, Section 306(a) and (b) of the US Federal Food, Drug, and Cosmetic Act; (b) convicted of any of the felonies identified among the Exclusion Authorities listed on the U.S. Department of Health and Human Services (HHS) Office of Inspector General website; or (c) listed as being suspended, debarred, or excluded, or otherwise ineligible to participate in Federal procurement or non-procurement programs, including, but not limited to, being listed on the List of Excluded Individuals/Entities (LEIE) database on the HHS Office of Inspector General website. If you become suspended, debarred, or excluded pursuant to any of the foregoing, you must notify Geron immediately in writing.

In accordance with federal law, all new employees are required to present evidence of their eligibility to be employed in the United States and this offer is subject to proof of your ability to lawfully work in the United States. Accordingly, we request that you provide us appropriate documentation for this purpose within 72 hours of your Start Date. Acceptable documents include, but are not limited to, a birth certificate, a passport, a visa, permanent residence card, or driver’s license and social security card.
As a condition of employment, you will be required to submit to a background check which must yield results considered acceptable to the Company.  Standard screenings include verification of prior employment and education, a drug test, and a criminal history check.  Additional screenings, such as a credit check or Department of Motor Vehicles record check, may be applicable based on job function.  Further, we will require the receipt of professional references that are predominately positive in content and character.  If the results of any of these screenings are determined by the Company to be noncompliant with our policies, procedures, or general business requirements, the Company reserves the right to unilaterally revoke this offer of employment, with no obligation or liability to you.

Your employment is “at will.” This means that you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. This letter, together with the PIIA, when signed by you, will constitute the entire agreement between you and the Company regarding the terms set forth herein, and supersedes all prior negotiations and agreements, whether written or oral. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. Because you are serving in an interim capacity, you acknowledge and agree that you will not be eligible to participate in the Geron Corporation Amended and Restated Severance Plan dated January 1, 2022, and further agree that you are not otherwise eligible to receive severance compensation upon your separation from the Company.

If this arrangement is acceptable to you, please indicate your acceptance of the terms above by returning a signed copy of this offer letter and the PIIA to Human Resources. We will arrange a new employee orientation for you promptly following your Start Date.

Sincerely,

/s/ Elizabeth G. O’Farrell
Elizabeth G. O’Farrell
Chair of the Board

Enclosures

AGREED AND ACCEPTED:

/s/ Dawn C. Bir
Dawn C. Bir

March 14, 2025
Date

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